UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 9, 2012

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

CALIFORNIA	1-31616	22-3059110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400

Los Angeles, California  90067

(Address of principal executive offices, including zip code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.01                                           Changes in Control of Registrant.

On December 9, 2012, American International Group, Inc. (“AIG”) and AIG Capital Corporation (“Seller”), a wholly-owned direct subsidiary of AIG and the sole shareholder of International Lease Finance Corporation (the “Company”), entered into a definitive agreement (the “Share Purchase Agreement”) with Jumbo Acquisition Limited (“Purchaser”), for the sale of 80.1% of the common stock of the Company by Seller to Purchaser for approximately $4.23 billion in cash (the “Transaction”). The Purchaser may elect to purchase an additional 9.9% of the common stock of the Company for $522.5 million (the “Option”) by the later of March 15, 2013 and ten days after approval of the Transaction and the Option by the Committee on Foreign Investment in the United States (“CFIUS”). Seller will retain a 19.9% ownership interest in the Company, or a 10.0% ownership interest in the Company if the Option is exercised by Purchaser, in each case subject to dilution for management issuances. The Purchaser was formed on behalf of an investor group consisting of New China Trust Co., Ltd., China Aviation Industrial Fund and P3 Investments Ltd., and is led by Mr. Weng Xianding, the Chairman of New China Trust Co., Ltd.  If the Transaction is consummated, it will result in a change in control of the Company.

The consummation of the Transaction is subject to the satisfaction or waiver of certain customary and other closing conditions, including receipt of approvals or non-disapprovals from certain regulatory bodies, including, among others, the People’s Republic of China National Development and Reform Commission, CFIUS, and other anti-trust and regulatory agencies, in some cases without the imposition on either party by such agencies of conditions that would qualify as burdensome.

In addition to other customary termination events, the Share Purchase Agreement allows termination (i) by AIG, Seller or Purchaser, if the closing of the Transaction has not occurred on or before May 15, 2013, subject to an extension to June 17, 2013 by AIG or Seller in the event the transfer of certain aircraft into trusts required for regulatory purposes has not occurred by then, or (ii) by AIG or Seller, if Purchaser has not paid the applicable deposit into escrow upon the later of ten days after approval of the Transaction and the Option by CFIUS and March 15, 2013.

Pursuant to the Share Purchase Agreement, until the closing of the Transaction, the Company generally must seek approval from Purchaser before taking any action for which the Company must also seek approval from its board of directors. In addition, before the closing of the Transaction, the Company must seek waivers or amendments to certain financing agreements containing covenants that otherwise would be triggered by the Transaction.

Simultaneously with the consummation of the Transaction, the parties will enter into a stockholders’ agreement (the “Stockholders’ Agreement”) pursuant to which (i) if the Option is exercised, Seller will have the right to appoint one board member of the Company (who will initially be Robert H. Benmosche), as long as it has not sold more than half of its post-closing interest in the Company and (ii) if the Option is not exercised, Seller will have the right to appoint two board members of the Company (one of whom will initially be Robert H. Benmosche) or one board member if Seller has sold more than half, but not more than 75%, of its post-closing interest in the Company, and if Seller has sold more than 75% of its post-closing interest, it will not have the right to appoint a board member. The Stockholders’ Agreement will also provide Seller with certain registration rights relating to the Company’s common stock.

The description of the Share Purchase Agreement and the Stockholders’ Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, which contains a term sheet for the Stockholders’ Agreement, and which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated by reference in its entirety into this Item 5.01.

Item 9.01                                           Financial Statements and Exhibits.

The following exhibit is included with this report.

(d)                                 Exhibits.

Exhibit No.	Description

2.1

Share Purchase Agreement, dated as of December 9, 2012 by and among AIG Capital Corporation, American International Group, Inc., and Jumbo Acquisition Limited (filed as an exhibit to AIG’s Current Report on Form 8-K (file no. 001-8787) filed on December 10, 2012 and incorporated herein by reference).

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
	By:	Elias Habayeb
Senior Vice President & Chief Financial Officer

DATED: December 10, 2012

EXHIBIT INDEX

Exhibit No.	Description

2.1

Share Purchase Agreement, dated as of December 9, 2012 by and among AIG Capital Corporation, American International Group, Inc., and Jumbo Acquisition Limited (filed as an exhibit to AIG’s Current Report on Form 8-K (file no. 001-8787) filed on December 10, 2012 and incorporated herein by reference).